Putnam Growth Opportunities Fund, July 31, 2016, Annual Report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		 1,034

72DD2 (000s omitted)

Class R		     3
Class R5	    50
Class R6	   184
Class Y		   446

73A1

Class A		 0.057

73A2

Class R		 0.014
Class R5	 0.129
Class R6	 0.156
Class Y		 0.125

74U1 (000s omitted)

Class A		18,102
Class B		   888
Class C		 1,573
Class M		   266

74U2 (000s omitted)

Class R		   126
Class R5	   397
Class R6	 1,350
Class Y		 4,686

74V1

Class A		 23.95
Class B		 20.65
Class C		 21.01
Class M		 21.81

74V2

Class R		 23.20
Class R5	 24.99
Class R6	 25.01
Class Y		 24.91

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.